OTTPP SCH13G/A

EXHIBIT 99.2

ITEM 8 INFORMATION

Consistent with the disclosure in the Form S-1 filed with the SEC on February 7, 2020, the Reporting Persons are filing the Amendment to clarify that the Reporting Persons and Ares Corporate Opportunities Fund IV, L.P. (“Ares”) and entities affiliated with Ares are members of a “group” as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with respect to the Issuer’s Class A Common Stock.

Please refer to Ares’ Schedule 13G filing for additional information with respect to Ares’ beneficial ownership of the Issuer’s Class A Common Stock.